                                                                    Exhibit FS-1

             FIRSTENERGY UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma balance sheet of FirstEnergy at September 30, 1996, set forth below, gives effect to the Merger as if it had been consummated on such date. The unaudited pro forma statements of income of FirstEnergy for the nine month periods ended September 30, 1996 and 1995, set forth below, give effect to the Merger as if it had been consummated on January 1, 1995. These statements are prepared based on accounting for the Merger as a purchase with the assumptions specified in the notes thereto. Purchase accounting adjustments are estimates and therefore subject to change.

     The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Ohio Edison and Centerior incorporated by reference herein. The following information does not reflect any potential cost reductions or synergies associated with the Merger and is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the periods for which, the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

The unaudited pro forma financial statements have been adjusted for the expected impact of the regulatory plan filed by FirstEnergy, the result of which is to discontinue the application of SFAS 71 for Cleveland Electric and Toledo Edison nuclear operations. The adjustments reflect the write off of $750 million of regulatory assets at Cleveland Electric and Toledo Edison, and, as required by APB 16, a fair value adjustment of $1.25 billion to reduce the carrying value of the nuclear generating units at FirstEnergy. The ultimate fair value of Cleveland Electric's and Toledo Edison's net assets to be determined at the time of consummation of the Merger could require an adjustment which may be more or less than the assumption used for purposes of the unaudited pro forma financial statements. Any difference between the ultimate net asset valuation and the valuation assumed in the unaudited pro forma financial statements will be reflected as an adjustment of the goodwill recognized in connection with the Merger.

                                     FS-1-1

                               FIRSTENERGY CORP.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                 (IN MILLIONS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
ASSETS
Utility plant, net of depreciation..........    $ 5,487        $  6,914      $  (1,250)(3a)    $11,151
Other property and investments..............      1,029             225                          1,254
Current assets..............................        489             638            (12)(3b)      1,115
Regulatory assets...........................      1,729           2,193           (750)(3a)      3,172
Goodwill....................................          0               0            865(3c)         865
Other deferred charges......................        262             335                            597
                                                -------        --------      ---------         -------
Total Assets................................    $ 8,996        $ 10,305      $  (1,147)        $18,154
                                                =======        ========      =========         =======
CAPITALIZATION AND LIABILITIES
Common shareholders' equity:
  Common stock and other paid-in capital....    $ 2,100        $  2,321      $    (757)(3d)    $ 3,664
  Retained earnings (deficit)...............        542            (356)           356(3d)         542
  Unallocated ESOP common shares............       (156)              0                           (156)
                                                -------        --------      ---------         -------
  Total common shareholders' equity.........      2,486           1,965           (401)          4,050
Preferred stock:
  Not subject to mandatory redemption.......        161               0           (161)(3e)          0
  Subject to mandatory redemption...........         20               0            (20)(3e)          0
Preferred stock of consolidated
  subsidiaries:
  Not subject to mandatory redemption.......         51             448            161(3e)         660
  Subject to mandatory redemption...........         15             189              6(3e)(3f)     210
Ohio Edison obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely Ohio Edison subordinated
  debentures................................        120               0                            120
Long-term debt..............................      2,595           3,755             16(3f)       6,366
                                                -------        --------      ---------         -------
Total Capitalization........................      5,448           6,357           (399)         11,406
Current liabilities.........................      1,305             875            (12)(3b)      2,168
Accumulated deferred income taxes...........      1,756           1,900           (690)(3k)      2,966
Accumulated deferred investment tax
  credits...................................        203             254            (64)(3k)        393
Other liabilities...........................        284             919             18(3g)       1,221
                                                -------        --------      ---------         -------
Total Capitalization and Liabilities........    $ 8,996        $ 10,305      $  (1,147)        $18,154
                                                =======        ========      =========         =======

                                     FS-1-2

                               FIRSTENERGY CORP.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
Operating revenues..........................    $ 1,858        $ 1,941         $ (14)(3h)      $ 3,785
                                              -----------     ---------     -----------       ---------
Fuel and purchased power....................        346            348            (3)(3h)          691
Other operation and maintenance expenses....        491            595           (11)(3h)        1,075
                                              -----------     ---------     -----------       ---------
Total operation and maintenance expenses....        837            943           (14)            1,766
Depreciation and amortization, net..........        285            259           (40)(3i)          504
General taxes...............................        185            247                             432
Income taxes................................        146             94            20(3k)           260
                                              -----------     ---------     -----------       ---------
Total operating expenses and taxes..........      1,453          1,543           (34)            2,962
                                              -----------     ---------     -----------       ---------
Operating income............................        405            398            20               823
Other income (expense)......................         25             (5)                             20
                                              -----------     ---------     -----------       ---------
Total income................................        430            393            20               843
                                              -----------     ---------     -----------       ---------
Interest charges............................        178            254                             432
Allowance for borrowed funds used during
  construction and capitalized interest.....         (3)            (2)                             (5)
Subsidiaries' preferred stock dividend
  requirements..............................         12             42            10(3j)            64
                                              -----------     ---------     -----------       ---------
Net interest and other charges..............        187            294            10               491
                                              -----------     ---------     -----------       ---------
Net income..................................        243             99            10               352
Preferred stock dividend requirements.......         10              0           (10)(3j)            0
                                              -----------     ---------     -----------       ---------
Earnings on common stock....................    $   233        $    99         $  20           $   352
                                              =========        =======      =========         ========
Average common shares outstanding...........        144            148           (70)              222
                                              =========        =======      =========         ========
Earnings per share of common stock..........    $  1.62        $   .67                         $  1.59
                                              =========        =======                        ========

                                     FS-1-3

                               FIRSTENERGY CORP.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
Operating revenues..........................    $ 1,849        $ 1,934         $ (13)(3h)      $ 3,770
                                              -----------     ---------     -----------       ---------
Fuel and purchased power....................        347            361            (4)(3h)          704
Other operation and maintenance expenses....        549            579            (9)(3h)        1,119
                                              -----------     ---------     -----------       ---------
Total operation and maintenance expenses....        896            940           (13)            1,823
Depreciation and amortization, net..........        188            162           (40)(3i)          310
General taxes...............................        184            246                             430
Income taxes................................        149            115            20(3k)           284
                                              -----------     ---------     -----------       ---------
Total operating expenses and taxes..........      1,417          1,463           (33)            2,847
                                              -----------     ---------     -----------       ---------
Operating income............................        432            471            20               923
Other income................................          8             35                              43
                                              -----------     ---------     -----------       ---------
Total income................................        440            506            20               966
                                              -----------     ---------     -----------       ---------
Interest charges............................        203            271                             474
Allowance for borrowed funds used during
  construction and capitalized interest.....         (4)            (2)                             (6)
Deferred nuclear unit interest..............         (4)             0                              (4)
Subsidiaries' preferred stock dividend
  requirements..............................          3             46            17(3j)            66
                                              -----------     ---------     -----------       ---------
Net interest and other charges..............        198            315            17               530
                                              -----------     ---------     -----------       ---------
Net income..................................        242            191             3               436
Preferred stock dividend requirements.......         17              0           (17)(3j)            0
                                              -----------     ---------     -----------       ---------
Earnings on common stock....................    $   225        $   191         $  20           $   436
                                              =========        =======      =========         ========
Average common shares outstanding...........        143            148           (70)              221
                                              =========        =======      =========         ========
Earnings per share of common stock..........    $  1.57        $  1.29                         $  1.97
                                              =========        =======                        ========

                                     FS-1-4

                               FIRSTENERGY CORP.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
Operating revenues..........................    $ 2,466        $ 2,516         $ (17)(3h)      $ 4,965
                                              -----------     ---------     -----------       ---------
Fuel and purchased power....................        465            465            (8)(3h)          922
Other operation and maintenance expenses....        737            777           (12)(3h)        1,502
                                              -----------     ---------     -----------       ---------
Total operation and maintenance expenses....      1,202          1,242           (20)            2,424
Depreciation and amortization, net..........        262            228           (53)(3i)          437
General taxes...............................        243            322             2(3h)           567
Income taxes................................        192            135            26(3k)           353
                                              -----------     ---------     -----------       ---------
Total operating expenses and taxes..........      1,899          1,927           (45)            3,781
                                              -----------     ---------     -----------       ---------
Operating income............................        567            589            28             1,184
Other income................................         14             47            (1)(3h)           60
                                              -----------     ---------     -----------       ---------
Total income................................        581            636            27             1,244
                                              -----------     ---------     -----------       ---------
Interest charges............................        267            358                             625
Allowance for borrowed funds used during
  construction and capitalized interest.....         (6)            (3)                             (9)
Deferred nuclear unit interest..............         (4)             0                              (4)
Subsidiaries' preferred stock dividend
  requirements..............................          7             61            22(3j)            90
                                              -----------     ---------     -----------       ---------
Net interest and other charges..............        264            416            22               702
                                              -----------     ---------     -----------       ---------
Net income..................................        317            220             5               542
Preferred stock dividend requirements.......         22              0           (22)(3j)            0
                                              -----------     ---------     -----------       ---------
Earnings on common stock....................    $   295        $   220         $  27           $   542
                                              =========        =======      =========         ========
Average common shares outstanding...........        144            148           (70)              222
                                              =========        =======      =========         ========
Earnings per share of common stock..........    $  2.05        $  1.49                         $  2.44
                                              =========        =======                        ========

                                     FS-1-5

                               FIRSTENERGY CORP.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

                              FINANCIAL STATEMENTS

NOTE 1 -- RECLASSIFICATIONS
     Certain reclassifications have been made to the Centerior unaudited historical financial statements to conform to the presentation expected to be used by the merged companies.

NOTE 2 -- EXCHANGE RATIOS
     Under the Merger Agreement, each outstanding share of Ohio Edison Common Stock will be converted into one share of FirstEnergy Common Stock, and each outstanding share of Centerior Common Stock will be converted into 0.525 of a share of FirstEnergy Common Stock. These conversion numbers were used in computing share and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.

NOTE 3 -- PRO FORMA ADJUSTMENTS
     (a) As required by APB 16, a pro forma adjustment has been recognized by FirstEnergy to adjust the Cleveland Electric and Toledo Edison nuclear generating units to fair value. Such adjustment has been based upon the estimated discounted future cash flows expected to be generated by their nuclear generating units. As a result of discontinuing SFAS 71 for Cleveland Electric and Toledo Edison nuclear assets and operations, a pro forma adjustment has been made to reflect the write-off of certain regulatory assets prior to consummation of the merger. All other regulatory assets are expected to continue to be recovered through rates associated with the remainder of their business.

     (b) A pro forma adjustment has been made to eliminate accounts receivable and payable between Ohio Edison and Centerior as of the balance sheet date.

     (c) A pro forma adjustment has been made to recognize goodwill in connection with the Merger. The goodwill represents the excess of the purchase price over Centerior's net assets after taking into account the adjustments described in (a) above. The carrying cost for all other assets and liabilities (except as described in (f) and (g) below) is assumed to be equal to fair market value. If it is ultimately determined that the fair market value of Centerior's net assets is more or less than their carrying value at the time of consummation, goodwill would be adjusted accordingly. The purchase price was based on the imputed value to holders of Centerior Common Stock using a market value of Ohio Edison Common Stock of $20.125 per share.

     (d) Pro forma equity adjustments recognize the elimination of Centerior's accumulated deficit as of the consummation of the Merger and the purchase price computed as described in (c) above.

     (e) Pro forma adjustments have been made to reclassify Ohio Edison preferred stock outstanding to subsidiary preferred stock outstanding on FirstEnergy's balance sheet.

     (f) A pro forma adjustment has been made to recognize Centerior's preferred stock of consolidated subsidiaries subject to mandatory redemption and long-term debt at estimated fair market value.

     (g) A pro forma adjustment has been made to recognize Centerior's net unamortized transition obligation related to certain retirement benefits.

     (h) Pro forma adjustments have been made to eliminate revenue and expense transactions between Ohio Edison and Centerior.

     (i) Pro forma adjustments have been made to recognize amortization of goodwill in connection with the Merger over a 40-year period, offset by reductions in depreciation expense and amortization of regulatory assets resulting from the assumed revaluation of Centerior's assets described in (a) above.

     (j) A pro forma adjustment has been made to reclassify Ohio Edison's preferred stock dividend requirements to subsidiaries' preferred stock dividend requirements (a reduction to net income) on FirstEnergy's statement of income.

     (k) Pro forma adjustments have been made for the estimated tax effects of the adjustments discussed in (a), (f), (g) and (i) above.

                                     FS-1-6